EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

Michelle Clemente
(602) 286-1533

WESTERN REFINING BOARD OF DIRECTORS
AUTHORIZES AN ADDITIONAL $200 MILLION SHARE REPURCHASE PROGRAM

EL PASO, Texas - September 21, 2015 - Western Refining, Inc. (NYSE:WNR) today announced that its Board of Directors has authorized an additional $200 million share repurchase program effective through December 31, 2016. This authorization is in addition to the previous program which has approximately $35.8 million remaining as of September 21, 2015 and which expires on November 3, 2015.

Share repurchases under the new program may be made from time-to-time through open market transactions, block trades, privately negotiated transactions or otherwise, and are subject to market conditions, as well as corporate, regulatory, and other considerations. This share repurchase program may be discontinued at any time by the Board of Directors.

Jeff Stevens, Western’s President and Chief Executive Officer, commented, “The authorization of an additional share repurchase program demonstrates our on-going commitment to return cash to our shareholders balanced with making investments to grow the Company. Since the initiation of share repurchases began in 2012, the Company has repurchased approximately $700 million in WNR stock.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The retail segment includes retail service stations, convenience stores, and unmanned fleet fueling locations in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. also owns the general partner and approximately 66% of the limited partnership interest in Western Refining Logistics, LP (NYSE:WNRL) and the general partner and approximately 38% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).

More information about Western Refining is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained herein include statements about future repurchases of shares under the share repurchase program and our commitment to returning cash to shareholders balanced with making investments to grow the Company.  These statements are subject to the general risks inherent in Western’s business and its expectations may or may not be realized.  Some expectations may be based upon assumptions or judgments that prove to be incorrect.  In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could materially affect Western’s financial condition, results of operations and cash flows.  Additional information relating to the uncertainties affecting Western's business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.